EXHIBIT A

WAIVER

WAIVER (this “Waiver”) dated as of November 26, 2007, with respect to the Credit Agreement referred to below, between The Shaw Group Inc. (the “Borrower”) and BNP Paribas, as administrative agent (in such capacity, the “Agent”) pursuant to authority granted by the Required Lenders.

Reference is made to the Credit Agreement dated as of April 25, 2005 among the Borrower, the “Guarantors” party thereto, the “Lenders” party thereto and the Agent (as amended by Amendment No. 1 dated as of October 3, 2005, Amendment No. 2 dated as of February 27, 2006, Amendment No. 3 dated as of June 20, 2006 and Amendment No. 4 dated as of October 13, 2006, and as the same may be further modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have their respective meanings under the Credit Agreement.

The Borrower and the Agent (pursuant to authority granted by the Required Lenders) have entered into a Waiver dated as of August 30, 2007 (the “Existing Waiver”), pursuant to which the Required Lenders waived compliance by the Borrower with Section 6.1(a) and 6.1(b) of the Credit Agreement to the extent that the financial statements of the Borrower that were furnished to the Lenders for the fiscal year ending August 31, 2006 (including each fiscal quarter in such fiscal year) and for the first fiscal quarter of 2007 were not prepared in accordance with generally accepted accounting principles as in effect at such time and pursuant to which the Borrower agreed to deliver a restatement of such financial statements to the Lenders by November 30, 2007. The Borrower has requested the Lenders to provide an extension of the deadline under the Existing Waiver for delivery of the restatement of such financial statements and has advised the Lenders that it expects to furnish such restatement by December 31, 2007. The Borrower has also advised the Lenders that (i) it is unlikely to furnish its audited consolidated financial statements for the fiscal year ended August 31, 2007 (or its unaudited consolidated financial statements for the final fiscal quarter of such fiscal year) to the Lenders within 90 days after the end of such fiscal year, as required by Sections 6.1(a) and 6.1(b) of the Credit Agreement and (ii) it expects to furnish such financial statements on or prior to December 31, 2007.

In recognition of the foregoing, the Agent (acting with the written consent of the Required Lenders) hereby extends the deadline under the Existing Waiver for delivery of the restatement of the Borrower’s financial statements for the fiscal year ending August 31, 2006 (including each fiscal quarter in such fiscal year) and for the first fiscal quarter of 2007 until December 31, 2007. Solely with respect to the Borrower’s fiscal year ended August 31, 2007 and its fiscal quarter ending on such date, the Agent (acting with the written consent of the Required Lenders) hereby waives compliance by the Borrower with the 90 day periods set forth in Sections 6.1(a) and 6.1(b) of the Credit Agreement; provided that the Borrower covenants and agrees to furnish to the Lenders its financial statements required under Sections 6.1(a) and 6.1(b) of the Credit Agreement (and accompanied by the other certificates and information required under Sections 6.1(d), 6.1(k) and 6.1(l) of the Credit Agreement) on or before December 31, 2007.

The Borrower represents and warrants to the Lenders that, after giving effect to this Waiver, (i) no Default or Unmatured Default shall have occurred from the date of the Borrower’s most recent audited financial statements furnished pursuant to Section 6.1(a) to and including the date hereof and (ii) the Borrower does not believe that any Default or Unmatured Default will be revealed to have occurred during the fiscal year ending August 31, 2006 or during the first fiscal quarter of 2007 when its financial statements for such periods are restated.

This Waiver shall become effective upon (i) execution of one or more counterparts hereof by the Borrower and by the Agent pursuant to authority granted by the Required Lenders and (ii) payment by the Borrower of such fees and expenses as the Borrower shall have agreed to pay to any Lender or the Agent in connection herewith (including, without limitation, legal fees and expenses of counsel to the Agent); provided, that this Waiver shall cease to be in effect if (but only if) the Borrower (a) fails to furnish to the Lenders the financial statements, certificates and information referred to above on or before December 31, 2007 or (b) the restatement of the Borrower’s financial statements referred to above reveals that the Borrower failed to satisfy any financial covenant during the related period or if such restatement is not furnished to the Lenders on or before December 31, 2007.

This Waiver contains the final and complete integration of all prior expressions by the Borrower and the Lenders with respect to the subject matter hereof and shall constitute the entire agreement between the Borrower and the Lenders with respect to the subject matter hereof superseding all prior oral or written understandings (including the Existing Waiver). The substance of the waivers contained herein are limited precisely as written and shall not be deemed to be a waiver of any other provision of the Credit Agreement. Except as expressly provided herein, the Credit Agreement shall remain unchanged and in full force and effect. This Waiver may be executed in counterparts, and delivery of a counterpart signature page to this Waiver by facsimile shall be effective as delivery of an original manually executed counterpart of this Waiver. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the day and year first above written.

THE SHAW GROUP INC.

By: /s/ Brian Ferraioli
Name: Brian Ferraioli
Title: EVP and Chief Financial Officer

AGENT:

BNP PARIBAS, as Agent

By:	/s/ Pierre-Nicholas Rogers

Name: Pierre-Nicolas Rogers Title: Managing Director
By:	/s/ Jamie Dillon

Name: Jamie Dillon

Title: Managing Director